UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 24, 2007
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01	Entry Into a Material Definitive Agreement

In December 2006, The Hershey Company (the “Company”) entered into a five year credit agreement (the “Five Year Credit Agreement”) with the banks, financial institutions and other institutional lenders (collectively the “Lenders”) as more fully described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 11, 2006.  The Five Year Credit Agreement established an unsecured revolving credit facility under which the Company may borrow up to $1.1 billion with the option to increase borrowings by an additional $400 million with the concurrence of the Lenders.  Funds borrowed (“Borrowings”) may be used for general corporate purposes, including commercial paper backstop.

Due to seasonal working capital needs, share repurchases and other business activities, the Company currently expects Borrowings to exceed $1.1 billion from time to time during the next twelve months.  In lieu of increasing the borrowing limit under the Five Year Credit Agreement, the Company entered into a new short-term credit agreement (the “Short-Term Credit Agreement”) on August 24, 2007 with the banks, financial institutions and other institutional lenders listed on the signature pages thereof (collectively the “New Facility Lenders”), Citibank, N.A., as administrative agent for the New Facility Lenders, Bank of America, N.A., as syndication agent, UBS Loan Finance LLC, as documentation agent, and Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers and joint book managers.  The Short-Term Credit Agreement establishes an unsecured revolving credit facility under which the Company may borrow up to $300 million.  Funds borrowed may be used for general corporate purposes, including commercial paper backstop.  Advances other than competitive bid advances may be repaid without penalty at any time prior to the last day of the Agreement.  Competitive bid advances must be paid at maturity, and may not be prepaid.  The Short-Term Credit Agreement contains a financial covenant whereby the ratio of (a) pre-tax income from continuing operations from the most recent four fiscal quarters to (b) consolidated interest expense for the most recent four fiscal quarters may not be less than 2.0 to 1.0 at the end of each fiscal quarter.  The Short-Term Credit Agreement contains customary representations and warranties and events of default.  Payment of outstanding advances may be accelerated, at the option of the New Facility Lenders, should the Company default in its obligations under the Short-Term Credit Agreement.  The Short-Term Credit Agreement will expire on August 22, 2008.  A copy of the Short-Term Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The foregoing descriptions of the Five Year Credit Agreement and the Short-Term Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the respective agreements.  The Five Year Credit Agreement was filed on December 11, 2006 as Exhibit 10.1 to the Company’s Current Report on Form 8-K.  The Short-Term Credit Agreement is attached hereto as Exhibit 10.1.

In the ordinary course of their respective businesses, the New Facility Lenders and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates.  The New Facility Lenders are Lenders under the Five Year Credit Agreement, along with seven other banking institutions.  Citibank, N.A. was formerly Trustee, and affiliates of Bank of America N.A. and UBS Loan Finance LLC were underwriters of, the Company’s offering in August 2005 of $250 million 4.850% Notes due August 15, 2015.  Citibank, N.A. was formerly Trustee, and affiliates of Citibank, N.A., Bank of America N.A. and UBS Loan Finance LLC were underwriters of, the Company’s offering in August 2006 of $250 million 5.300% Notes due September 1, 2011 and $250 million 5.450% Notes due September 1, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

10.1           Short-Term Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    August 30, 2007

THE HERSHEY COMPANY
By: /s/ Bert Alfonso
Humberto (Bert) P. Alfonso Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Short-Term Credit Agreement